PROSPECTUS SUPPLEMENT                                              EXHIBIT 99.1
(To Prospectus dated      , 1995)

                                     $

                GREEN TREE ASSET RECEIVABLES TRUST 1995-
                          % ASSET-BACKED CERTIFICATES

                                    [LOGO]

                       GREEN TREE FINANCIAL CORPORATION
                             (SELLER AND SERVICER)

  Principal, together with interest at one-twelfth of the Pass-Through Rate of % per annum, will be distributed to the Certificateholders on the 15th day of each month (or, if the 15th day is not a Business Day, the next following
Business Day), beginning     15, 1995 (each, a "Distribution Date"). The Final
Scheduled Distribution Date is       . In general, it is intended that
Certificateholders receive on each Distribution Date (a) an Interest Payment equal to interest at one-twelfth of the Pass-Through Rate on the Certificate Balance as of the last day of the prior calendar month (or as of the Closing Date, in the case of the first Distribution Date) and (b) a Principal Payment equal to the sum of the following amounts with respect to the preceding calendar month (a "Monthly Period"): (i) that portion of all collections on Contracts allocable to principal, including full and partial principal prepayments received during such Monthly Period, (ii) the principal balance of each Contract that became a Liquidated Contract during such Monthly Period and
(iii) the principal balance of each Contract that was repurchased by Green Tree or the Servicer as of the last day of such Monthly Period. The Principal Payment on the Final Scheduled Distribution Date will equal the Certificate Balance on such Distribution Date. It is a condition of issuance that the
Certificates be rated     by                                            .
Terms used and not otherwise defined herein shall have the respective meanings
ascribed to such Terms in the Prospectus dated       , 1995, attached hereto
(the "Prospectus").

  Each Certificate offered hereby will represent a fractional undivided interest in the Green Tree Asset Receivables Trust 1995- (the "Trust") to be formed by Green Tree Financial Corporation ("Green Tree"). The Trust Property will include a pool of retail installment sales contracts and promissory notes (the "Contracts") for the purchase of a variety of consumer products (the
"Products") and all monies paid or payable thereunder after       , 1995 (the
"Cutoff Date"). The Trust Property will also include an assignment of Green Tree's security interests in the Products financed thereby and certain other property, as more fully described herein. The aggregate principal balance of
the Contracts on the Cutoff Date was $   .

  The Certificates initially will be represented by certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company ("DTC"). The interests of beneficial owners of the Certificates will be represented by book entries on the records of the participating members of DTC. Definitive Certificates will be available only under the limited circumstances described herein.

  There currently is no secondary market for the Certificates. The Underwriters expect, but are not obligated, to make a market in the Certificates. There is no assurance that any such market will develop or continue.

  FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CERTIFICATES, SEE "RISK FACTORS" ON PAGE S-7 HEREIN AND ON PAGE 11 IN THE ACCOMPANYING PROSPECTUS.

                                ---------------

     THE CERTIFICATES  REPRESENT  INTERESTS IN  THE TRUST  AND  DO NOT
        REPRESENT INTERESTS IN OR OBLIGATIONS  OF GREEN TREE OR ANY
            AFFILIATE.

                                ---------------
THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE SECURITIES  COMMISSION
   PASSED UPON  THE ACCURACY OR  ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT OR
    THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                         PRICE TO  UNDERWRITING   PROCEEDS TO
                                         PUBLIC(1)   DISCOUNT   GREEN TREE(1)(2)
--------------------------------------------------------------------------------
Per Certificate........................
--------------------------------------------------------------------------------
Total..................................

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from and including       , 1995.
(2) Before deducting estimated expenses of $    payable by Green Tree.

                                ---------------

  THE CERTIFICATES ARE OFFERED HEREBY BY THE UNDERWRITERS NAMED BELOW, SUBJECT TO RECEIPT AND ACCEPTANCE BY THE UNDERWRITERS AND THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES
WILL BE MADE ON OR ABOUT       , 1995.

                                [UNDERWRITERS]

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS       , 1995.

  THIS PROSPECTUS SUPPLEMENT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THE OFFERING OF THE CERTIFICATES. ADDITIONAL INFORMATION IS CONTAINED IN THE PROSPECTUS AND PROSPECTIVE INVESTORS ARE URGED TO READ BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN FULL. SALES OF THE CERTIFICATES MAY NOT BE CONSUMMATED UNLESS THE PURCHASER HAS RECEIVED BOTH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. TO THE EXTENT ANY STATEMENTS IN THIS PROSPECTUS SUPPLEMENT CONFLICT WITH STATEMENTS IN THE PROSPECTUS, THE STATEMENTS IN THIS PROSPECTUS SUPPLEMENT SHALL CONTROL.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                         REPORTS TO CERTIFICATEHOLDERS

  Unless and until Definitive Certificates are issued, unaudited monthly and annual reports, containing information concerning the Trust and prepared by
the Servicer, will be sent on behalf of the Trust to       , as Owner Trustee,
and Cede & Co., as registered holder of the Certificates and the nominee of DTC. See "The Certificates--Statements to Certificateholders," herein and "Certain Information Regarding the Securities--Book-Entry Registration" and "--Reports to Securityholders" in the accompanying Prospectus. Certificate Owners may receive such reports, upon written request, together with a certification that they are Certificate Owners and payment of any expenses associated with the distribution of such reports, from the Owner Trustee at
      , Attention:       . Such reports will not constitute financial
statements prepared in accordance with generally accepted accounting principles. The Servicer, on behalf of the Trust, will file with the Commission periodic reports concerning the Trust to the extent required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Green Tree, on behalf of the Trust, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Trust's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act shall be deemed to be a new registration statement relating to the Certificates offered hereby, and the offering of such Certificates at that time shall be deemed to be the initial bona fide offering thereof.

                    SUMMARY OF THE TERMS OF THE CERTIFICATES

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms elsewhere in this Prospectus Supplement or the accompanying Prospectus.

Issuer........................  Green Tree Asset Receivables Trust 1995- (the
                                "Trust"), to be formed on or about      , 1995
                                (the "Closing Date"), by Green Tree Financial Corporation ("Green Tree") pursuant to a Pooling and Servicing Agreement, dated as of
                                     , 1995 (the "Agreement"), between Green
                                Tree, as Seller and as Servicer (in such
                                capacity referred to herein as the "Servicer")
                                and       , as Owner Trustee.

Servicer......................  Green Tree Financial Corporation. See "Green
                                Tree Financial Corporation" in the accompanying Prospectus.

Owner Trustee and Backup                (the "Owner Trustee"). Green Tree may
Servicer......................  be terminated as Servicer under certain circumstances, at which time the Owner Trustee will automatically become the Servicer. See "Description of the Trust Documents--Servicer Termination Events" and "--The Owner Trustee and Backup Servicer" in the accompanying Prospectus.

Securities Offered............   % Asset-Backed Certificates (the
                                "Certificates") representing fractional
                                undivided interests in the Trust. The
                                Certificates will be offered for purchase in denominations of $1,000 and integral multiples thereof (except that one Certificate will include the remainder of the Cutoff Date Principal Balance (as hereinafter defined)). See "Certain Information Regarding the Securities--Book-Entry Registration" in the accompanying Prospectus.

The Trust Property............  The Trust's assets (the "Trust Property") will include, among other things, a pool (the
                                "Contract Pool") of retail installment sales
                                contracts and promissory notes (the
                                "Contracts") for the purchase of a variety of consumer products (the "Products"), and all
                                monies paid or payable thereunder after       ,
                                1995 (the "Cutoff Date"). The Trust Property will also include an assignment of Green Tree's security interests in the Products and of the right to receive proceeds from claims on certain insurance policies covering the Products or the Obligors, the assignment of certain rights of Green Tree against the Dealers originating such Contracts, the Collection Account, including all investments therein, all income from the investment of funds therein and all proceeds thereof, and certain other rights under the Agreement. The Contracts will be transferred by Green Tree to the Trust pursuant to the Agreement, and Green Tree will be obligated to repurchase Contracts upon the occurrence of certain breaches of representations and warranties thereunder (a "Repurchase Event"). See "The Trust" herein.

Credit Enhancement............  [to be added]

Initial Certificate Balance...  The Certificates will be issued in an initial
                                principal amount equal to $    (the "Cutoff
                                Date Principal Balance"), which is equal to the aggregate principal balance of the Contracts (the "Aggregate Principal Balance") as of the Cutoff Date. The "Certificate Balance" as of any date will be equal to the Cutoff Date Principal Balance less all principal distributed to holders of Certificates ("Certificateholders") prior to such date.

Pass-Through Rate.............   % per annum (the "Pass-Through Rate"), payable
                                monthly at one-twelfth of the annual rate, calculated on the basis of a 360-day year consisting of twelve 30-day months.

Distribution Date.............  The 15th day of each month (or if the 15th day is not a Business Day, the next succeeding
                                Business Day) commencing    15, 1995 (each, a
                                "Distribution Date"). A "Business Day" is a day other than a Saturday, Sunday or other day on which commercial banks located in Minneapolis, Minnesota or New York, New York are authorized or obligated to be closed.

Final Scheduled Distribution           ,         (the "Final Scheduled
Date..........................  Distribution Date").

Interest......................  On each Distribution Date, interest at one-
                                twelfth of the Pass-Through Rate on the
                                Certificate Balance as of the last day of the preceding calendar month plus any unpaid portion of such amount in respect of a prior Distribution Date and interest thereon at one-twelfth of the Pass-Through Rate from the Distribution Date on which such interest was payable to the Distribution Date on which it is paid (the "Interest Payment") will be distributed by the Owner Trustee on a pro rata basis to the Certificateholders of record at the close of business on the Business Day immediately preceding such Distribution Date (the "Record Date"). See "The Certificates-- Distributions on Certificates" herein.

Principal.....................  On each Distribution Date, principal on or with respect to the Contracts will be passed through to Certificateholders in the amount of the Principal Payment for such Distribution Date. Distributions in respect of principal will be made on a pro rata basis to Certificateholders of record on the preceding Record Date. The "Principal Payment," with respect to any Distribution Date, will be an amount equal to the sum of the following amounts with respect to the related Monthly Period, in each case computed in accordance with the method specified in each Contract: (i) that portion of all collections on Contracts (other than Liquidated Contracts and Purchased Contracts) allocable to principal, including full and partial principal prepayments, received during such Monthly Period, (ii) the principal balance of each Contract that became a Liquidated Contract during such Monthly Period, (iii) the principal balance of each Contract that was repurchased by Green Tree or the Servicer as of the last day of such Monthly Period, (iv) the aggregate amount of any reduction of the principal balance of a Contract as a result of a court order in an insolvency proceeding, and (v) any unpaid portion of the amounts included in (i), (ii),
                                (iii) and (iv) above with respect to a prior
                                Distribution Date. The Principal Payment on the Final Scheduled Distribution Date will equal the Certificate Balance on the Final Scheduled Distribution Date. A "Monthly Period" with respect to a Distribution Date is the calendar month immediately preceding the month in which the Distribution Date occurs. See "The Certificates--Distributions on Certificates" herein.

Contracts.....................  The Contracts were originated by Dealers and sold by the Dealers to Green Tree in the
                                ordinary course of business. As of the Cutoff Date, the Contract Pool had a weighted average annual percentage rate of % and a weighted
                                average remaining maturity of   months. As of
                                the Cutoff Date, no Contract had a scheduled
                                maturity prior to       and no Contract was
                                more than 59 days past due. The final scheduled payment date on the Contract with the latest
                                maturity occurs in       . A substantial
                                portion of the Contracts are prepayable at any time without penalty to the purchaser or co-purchasers of the Product or other person or persons who are obligated to make payments thereunder (each, an "Obligor"). See "The Contract Pool" herein and "The Contracts" in the accompanying Prospectus.

Optional Purchase of            The Seller or the Servicer may purchase all the
Contracts.....................  Contracts on any Distribution Date following the first Monthly Period as of which the Aggregate Principal Balance has declined to 10% or less of the Cutoff Date Principal Balance, subject to certain provisions in the Agreement.
                                See "Description of the--Termination" in the accompanying Prospectus.

Tax Status....................  In the opinion of counsel to Green Tree, the
                                Trust will be classified as a grantor trust for federal income tax purposes and not as an association which is taxable as a corporation. Each Certificateholder will be treated for such purposes as the owner of an undivided interest in the Contracts. Accordingly, each Certificateholder must report on its federal income tax return its share of the income from the Contracts and, subject to limitations on deductions by individuals, estates and trusts, may deduct its share of the reasonable fees paid by the Trust, determined in accordance with such Certificateholder's tax accounting method. See "Certain Federal Income Tax Consequences" herein and in the accompanying Prospectus.

ERISA Considerations..........  As described herein, provided that certain conditions have been complied with, the
                                Certificates may be purchased by employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended. Any employee benefit plan fiduciary considering the purchase of Certificates should, among other things, consult with its counsel in determining whether all required conditions have been satisfied. See "ERISA Considerations" herein and in the accompanying Prospectus.

Rating........................  As a condition of issuance, the Certificates
                                will be rated     by        (the "Rating
                                Agency"). There is no assurance that the rating initially assigned to the Certificates will not subsequently be lowered or withdrawn by the Rating Agency. See "Special Considerations-- Rating on Certificates" herein.

                                 RISK FACTORS

  Prospective Certificateholders should consider, in addition to the factors described under "Special Considerations" in the Prospectus, the following factors in connection with the purchase of the Certificates:

DELINQUENCY, LOAN LOSS AND REPOSSESSION EXPERIENCE

  Green Tree began originating conditional sale contracts for motorcycles in May 1988, and began purchasing and servicing conditional sales contracts for
other types of consumer products in    . Although Green Tree has calculated
and presented herein its net loss experience with respect to its servicing portfolio, there can be no assurance that the information presented will reflect actual experience with respect to the Contracts. In addition, there can be no assurance that the future delinquency, loan loss or repossession experience of the Trust with respect to the Contracts will be better or worse than that set forth herein with respect to Green Tree's portfolio of consumer product contracts. See "The Contract Pool--Delinquency, Loan Loss and Repossession Information" and "--Selection Criteria" herein.

RATING ON CERTIFICATES

  It is a condition to the issuance of the Certificates that they be rated
by    . A rating is not a recommendation to purchase, hold or sell
Certificates. There is no assurance that a rating will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by the Rating Agency if in its judgment circumstances in the future so warrant. In the event that the rating initially assigned to the Certificates is subsequently lowered or withdrawn for any reason, no person or entity will be obligated to provide any additional credit enhancement with respect to the Certificates. Any reduction or withdrawal of a rating may have an adverse effect on the liquidity and market price of the Certificates.

                                   THE TRUST

  The following information supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying Prospectus. Prospective Certificateholders should consider, in addition to the information below, the information under "The Trusts" in the accompanying Prospectus.

  Green Tree will establish the Trust pursuant to the Agreement, by selling and assigning the Contracts and the other Trust Property to the Owner Trustee in exchange for the Certificates. Prior to such sale and assignment, the Trust will have no assets or obligations. The Trust will not engage in any business activity other than acquiring and holding the Trust Property, issuing the Certificates and distributing payments thereon.

  Each Certificate will represent a fractional undivided interest in the Trust. The Trust Property will include, among other things, (i) the Contract Pool; (ii) all monies paid thereon on or after the Cutoff Date (excluding certain insurance premiums, late fees and other servicing charges); (iii) such amounts as from time to time may be held in the Collection Account (including all investments in the Collection Account and all income from the investment of funds therein and all proceeds thereof); (iv) an assignment of the security interests of Green Tree in the Products; (v) an assignment of the right to receive proceeds from the exercise of rights against Dealers under agreements between Green Tree and such Dealers (the "Dealer Agreements") and the assignment of rights in respect of each Contract from the applicable Dealer to Green Tree (the "Dealer Assignments"); (vi) an assignment of the right to receive proceeds from claims on certain insurance policies covering the Products or the Obligors; and (viii) certain other rights under the Agreement. See "The Contracts" and "Description of the Trust Documents--Collections" in the accompanying Prospectus.

  Green Tree, as custodian on behalf of the Trust, will hold the original installment sales contract or promissory note as well as copies of documents and instruments relating to each Contract and evidencing the security interest in the Product securing each Contract (the "Contract Files"). In order to protect the Trust's ownership interest in the Contracts, Green Tree will file a UCC-1 financing statement in Minnesota to give notice of the Trust's ownership of the Contracts and the related Trust Property.

THE OWNER TRUSTEE

      is the Owner Trustee under the Agreement.     is a national banking
association the principal offices of which are located at    .

                               THE CONTRACT POOL

GENERAL

  The Contract Pool consists of Contracts having an Aggregate Principal
Balance as of the Cutoff Date of $   . The Contracts were originated between
    and    . All of the Contracts are retail installment sales contracts and promissory notes purchased by Green Tree from Dealers who regularly originate and sell such contracts to Green Tree.

DELINQUENCY, LOAN LOSS AND REPOSSESSION INFORMATION

  The following tables set forth information relating to Green Tree's delinquency, loan loss and repossession experience for each period indicated with respect to all consumer product contracts it has purchased and continues to service. This information includes the experience with respect to all consumer product contracts in Green Tree's portfolio of consumer product contracts serviced during each such period, including consumer product contracts which do not meet the criteria for selection as a Contract. Because Green Tree has limited experience in underwriting and servicing retail installment sales contracts for items such as the Products, Green Tree believes that a separate presentation of its delinquency, local loss and repossession experience on contracts secured by [product types] would not be
meaningful. At the Cutoff Date, the Contracts represented approximately    %,
by principal balance, of Green Tree's portfolio of consumer product contracts serviced.

                            DELINQUENCY EXPERIENCE

                              [TABLE TO BE ADDED]

                     LOAN LOSS AND REPOSSESSION EXPERIENCE

                              [TABLE TO BE ADDED]


  The consumer product contracts in Green Tree's servicing portfolio include consumer product contracts other than the Contracts, including consumer product contracts which do not meet the criteria for selection as a Contract. There can be no assurance that the delinquency, loan loss or repossession experience of the Trust with respect to the Contracts will be better than, worse than or comparable to the experience set forth above. See "Special Considerations--Delinquency, Loan Loss and Repossession Experience" herein.

CERTAIN OTHER CHARACTERISTICS

  The Contracts (i) had a remaining maturity, as of the Cutoff Date, of at
least     months, but not more than     months, (ii) had an original maturity
of at least     months, but not more than     months, (iii) had an original
principal balance of at least $    and not more than $   , (iv) had a
remaining principal balance as of the Cutoff Date of at least $   and not more
than $   and (v) had an annual percentage rate (an "APR") of at least    % and
not more than    %. Neither Green Tree nor the Servicer may substitute other consumer product contracts for the Contracts at any time during the term of the Agreement.

  The composition and distribution by APR and geographic concentration of the Contracts as of the Cutoff Date are set forth in the following tables:

                         COMPOSITION OF THE CONTRACTS

WEIGHTED              NUMBER
 AVERAGE   AGGREGATE    OF      AVERAGE                      WEIGHTED AVERAGE
 APR OF    PRINCIPAL CONTRACTS PRINCIPAL  WEIGHTED AVERAGE  ORIGINAL SCHEDULED
CONTRACTS   BALANCE   IN POOL   BALANCE  REMAINING TERM (1)      TERM (1)
---------  --------- --------- --------- ------------------ ------------------
  %          $                   $              months             months

--------
(1) Based on Scheduled Payments due after the Cutoff Date and assuming no prepayments on the Contracts.

                     DISTRIBUTION BY APR OF THE CONTRACTS

                              NUMBER OF                   PERCENT OF CUTOFF DATE
        APR RANGE (%)         CONTRACTS PRINCIPAL BALANCE PRINCIPAL BALANCE (1)
        -------------         --------- ----------------- ----------------------
6.00 to 6.99.................                 $
7.00 to 7.99.................                                         %
8.00 to 8.99.................                                         %
9.00 to 9.99.................                                         %
10.00 to 10.99...............                                         %
11.00 to 11.99...............                                         %
12.00 to 12.99...............                                         %
13.00 to 13.99...............                                         %
14.00 to 14.99...............                                         %
15.00 to 15.99...............                                         %
16.00 to 16.99...............                                         %
17.00 to 17.99...............                                         %
18.00 to 18.99...............                                         %
19.00 to 25.00...............                                         %
                                 ---          -----                ---
  Total......................                 $                       %
                                 ===          =====                ===

--------
(1) These percentages reflect rounding

                   GEOGRAPHIC CONCENTRATION OF THE CONTRACTS

       NUMBER OF                   PERCENT OF CUTOFF DATE
STATE  CONTRACTS PRINCIPAL BALANCE PRINCIPAL BALANCE (1)
-----  --------- ----------------- ----------------------


--------
(1) Based on address of Obligor set forth in Green Tree's records.
(2) No other states represent a percent of the Cutoff Date Principal Balance
    in excess of   %.

                    PRODUCT CONCENTRATION OF THE CONTRACTS

                              [TABLE TO BE ADDED]

                               THE CERTIFICATES

  The following information supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying Prospectus. Prospective Certificateholders should consider, in addition to the information below, the information in the accompanying Prospectus under "The Certificates," "Certain Information Regarding the Securities," and "Description of the Trust Documents."

  The Certificates offered hereby will be issued pursuant to the Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part. The following summary of the Certificates and the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Certificates, the Agreement and the Prospectus. Where particular provisions of or terms used in the Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference as part of such summary.

DISTRIBUTIONS ON CERTIFICATES

  On or before the tenth day of each month (or, if such day is not a Business Day, the next succeeding Business Day) (each such date, a "Determination Date"), the Servicer will deliver to the Owner Trustee and the Rating Agency a certificate (the "Servicer's Certificate") setting forth, among other things, the following amounts with respect to the preceding Monthly Period and the related Distribution Date: (i) the amount of funds in the Collection Account allocable to collections on the Contracts in the preceding Monthly Period (excluding any Monthly Advances and any Purchase Amounts) (the "Collected Funds"); (ii) the Purchase Amount of all Contracts repurchased by Green Tree or the Servicer on the related Deposit Date; (iii) the Interest Payment and the Principal Payment and (iv) the Servicing Fee. (Sections 3.9 and 4.6.)

  On each Distribution Date, the Owner Trustee will distribute the Collected Funds, any Purchase Amounts, all Monthly Advances and all earnings from investment of funds in the Collection Account (the "Available Funds") in the following priority:

    1. To the Owner Trustee, any accrued and unpaid Owner Trustee's fees and certain other administrative fees and expenses and any accrued and unpaid fees of the separate Custodian, Backup Servicer or Collateral Agent (in each case, to the extent such fees, expenses and disbursements have not been previously reimbursed by the Servicer or Green Tree).

    2. If Green Tree or an affiliate is no longer the Servicer, then to the Servicer, the Servicing Fee for the related Monthly Period.

    3. To the Certificateholders, the Interest Payment.

    4. To the Certificateholders, the Principal Payment.

    5. If Green Tree or an affiliate is the Servicer, then to the Servicer, the Servicing Fee for the related Monthly Period.

  Any Available Funds remaining in the Collection Account after distributing the amounts described above will be payable to Green Tree as compensation for maintaining all necessary related arrangements for the Credit Enhancement.

  The following sets forth an example of the application of the foregoing to a hypothetical monthly distribution:

February 1--February 28............  Monthly Period. Scheduled Payments and
                                      any prepayments and other collections on the Contracts are received and deposited into the Collection Account.

March   ...........................  Deposit Date. On or before this date,
                                      Green Tree and the Servicer will make
                                      required payments of Purchase Amounts to the Collection Account.

March   ...........................  Determination Date. On or about this date the Servicer will deposit all Monthly
                                      Advances and notify the Owner Trustee
                                      of, among other things, the amounts
                                      available in the Collection Account and
                                      the amounts required to be distributed
                                      on the Distribution Date.

March 14...........................  Record Date. Distributions on the
                                      Distribution Date will be made to
                                      Certificateholders of record at the
                                      close of business on this date.

March 15...........................  Distribution Date. The Owner Trustee will distribute interest and principal on the Certificates to Certificateholders, pay any accrued and unpaid Owner Trustee's fees, the Servicing Fee, and will pay the Credit Enhancement Fee to Green Tree.

  For the purposes of the foregoing paragraph the following terms shall have the following meanings:

  "Interest Payment" means, with respect to any Distribution Date, one-twelfth of the Pass-Through Rate multiplied by the Certificate Balance as of the related Accounting Date plus any unpaid portion of such amount with respect to a prior Distribution Date and interest thereon at one-twelfth of the Pass-Through Rate from the Distribution Date on which such amount was payable to the Distribution Date on which it is paid.

  "Liquidated Contract" means a Contract as to which (i)    days have elapsed
since the Servicer repossessed the related Product, (ii) the Servicer has determined in good faith that all amounts it expects to recover have been received or (iii) all or some portion of a Scheduled Payment has become more
than     days past due.

  "Principal Payment" means, with respect to any Distribution Date (other than the Final Scheduled Distribution Date), the amount equal to the sum of the following amounts with respect to the related Monthly Period, in each case computed in accordance with the method specified in the related Contract: (i) that portion of all collections on Contracts (other than Liquidated Contracts and Purchased Contracts) allocable to principal, including all full and partial prepayments received during such Monthly Period, (ii) the principal balance of each Contract that became a Liquidated Contract during such Monthly Period, (iii) the principal balance of each Contract that was repurchased by Green Tree or the Servicer as of the last day of such Monthly Period, (iv) the aggregate amount of any reduction of the principal balance of a Contract as a result of a court order in an insolvency proceeding, and (v) any unpaid portion of the amounts included in clauses (i), (ii), (iii) and (iv) above with respect to a prior Distribution Date. The Principal Payment on the Final Scheduled Distribution Date will equal the Certificate Balance on the Final Scheduled Distribution Date.

STATEMENTS TO CERTIFICATEHOLDERS

  On each Distribution Date, the Owner Trustee will include with the distribution to each Certificateholder a statement (based on the information in the Servicer's Certificate), setting forth the following information for the related Monthly Period:

    (i) the amount of the distribution allocable to interest;

    (ii) the amount of the distribution allocable to principal;

    (iii) the amount of the distribution payable pursuant to a claim on the Credit Enhancement;

    (iv) the Certificate Balance after giving effect to the Principal Payment distributed on such Distribution Date;

    (v) the amount of the Servicing Fee paid to the Servicer with respect to such Monthly Period; and

    (vi) the Pool Factor after giving effect to the Principal Payment distributed on such Distribution Date.

The amounts set forth pursuant to clauses (i) through (iv) above will be expressed as a dollar amount per $1,000 of original principal balance of a Certificate. (Section 4.8).

  Unless and until Definitive Certificates are issued, such reports will be sent on behalf of the Trust to the Owner Trustee and Cede & Co., as registered holder of the Certificates and the nominee of DTC. Certificate Owners may receive copies of such reports upon written request, together with a certification that they are Certificate Owners and payment of any expenses associated with the distribution of such reports, from the Owner Trustee. See "Reports to Certificateholders" herein and "Reports to Certificateholders and Noteholders" and "Certain Information Regarding the Securities" in the accompanying Prospectus.

  Within the required period of time after the end of each calendar year, the Owner Trustee will furnish to each person who at any time during such calendar year was a Certificateholder, a statement as to the aggregate amounts of interest and principal paid to such Certificateholder, information regarding the amount of servicing compensation received by the Servicer and such other information as the Seller deems necessary to enable such Certificateholder to prepare its tax returns. (Section 4.8.) See "Certain Federal Income Tax Consequences" in the accompanying Prospectus.

                       DESCRIPTION OF CREDIT ENHANCEMENT

                                 [TO BE ADDED]

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

              [SPECIFIC DISCLOSURE TO BE ADDED HERE IF NECESSARY]

                             ERISA CONSIDERATIONS

  Section 406 of ERISA, and/or Section 4975 of the Code, prohibits a pension, profit-sharing or other employee benefit plan, as well as individual retirement accounts and certain types of Keogh Plans (each a "Benefit Plan") from engaging in certain transactions with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such Benefit Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other penalties and liabilities under ERISA and the Code for such persons. Title I of ERISA also requires that fiduciaries of a Benefit Plan subject to ERISA make investments that are prudent, diversified (except if prudent not to do so) and in accordance with governing plan documents.

  Certain transactions involving the purchase, holding or transfer of the Securities might be deemed to constitute prohibited transactions under ERISA and the Code if assets of the Trust were deemed to be assets of a Benefit Plan. Under a regulation issued by the United States Department of Labor (the "Plan Assets Regulation"), the assets of the Trust would be treated as plan assets of a Benefit Plan for the purposes of ERISA and the Code only if the Benefit Plan acquires an "Equity Interest" in the Trust and none of the exceptions contained in the Plan Assets Regulation is applicable. Certain exemptions from the prohibited transaction rules could be applicable depending on the type and circumstances of the plan fiduciary making the decision to acquire a Certificate. Included among these exemptions are: Prohibited Transaction Class Exemption ("PTCE") 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; and PTCE 84-14, regarding transactions effected by "qualified professional asset managers."

  The Certificates may not be acquired by (a) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) a plan described in Section 4975(e)(1) of the Code, or (c) any entity whose underlying assets include plan assets by reason of a plan's investment in the entity. By its acceptance of a Certificate, each Certificateholder will be deemed to have represented and warranted that it is not subject to the foregoing limitation. For additional information regarding treatment of the Certificates under ERISA, see "ERISA Considerations" in the accompanying Prospectus.

  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements.

                                 UNDERWRITING

  The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from Green Tree the respective principal amounts of Certificates set forth opposite their names below:

                           UNDERWRITER                          PRINCIPAL AMOUNT
                           -----------                          ----------------
                                                                     $
                                                                     -----
   Total.......................................................      $
                                                                     =====

  The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Certificates offered hereby, if any of such Certificates are purchased.

  Green Tree has been advised by    , the Representative of the several
Underwriters, that the Underwriters propose initially to offer the Certificates to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a
concession not in excess of    % of the principal amount of the Certificates,
and that the Underwriters and such dealers may reallow a discount of not in
excess of    % of the principal amount of the Certificates to other dealers.
The public offering price and the concession and discount to dealers may be changed by the Representative after the initial public offering of the Certificates offered hereby.

  Green Tree has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Green Tree does not intend to apply for listing of the Certificates on a national securities exchange, but has been advised by the Underwriters that the Underwriters currently intend to make a market in the Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates and any such market may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Certificates.

                                 LEGAL MATTERS

  Certain matters with respect to the legality of the Certificates and with respect to the federal income tax matters discussed under "Certain Federal Income Tax Consequences" will be passed upon for Green Tree by Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota. The validity of the Certificates will be passed upon for the Underwriters by [u/w counsel].

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 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION
NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND ANY INFOR-MATION OR REPRESENTATION NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GREEN TREE OR ANY UNDERWRITER. THIS PROSPEC-TUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THE PROSPECTUS SUPPLEMENT RE-LATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GREEN TREE OR THE TRUST SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                ---------------

                                                                            PAGE
                                                                            ----
                           PROSPECTUS SUPPLEMENT
Reports to Certificateholders..............................................  S-2
Incorporation of Certain Documents by Reference............................  S-2
Summary of the Terms of the Certificates...................................  S-3
Risk Factors...............................................................  S-7
The Trust..................................................................  S-7
The Contract Pool..........................................................  S-8
The Certificates........................................................... S-11
Description of Credit Enhancement.......................................... S-14
Certain Federal Income Tax Consequences.................................... S-14
ERISA Considerations....................................................... S-14
Underwriting............................................................... S-15
Legal Matters.............................................................. S-15
                                PROSPECTUS
Available Information......................................................    2
Reports to Securityholders.................................................    2
Incorporation of Certain Documents by Reference............................    2
Prospectus Summary.........................................................    3
Risk Factors...............................................................   11
The Trusts.................................................................   12
The Contracts..............................................................   13
Green Tree Financial Corporation...........................................   14
Yield and Prepayment Considerations........................................   15
Pool Factor................................................................   15
Use of Proceeds............................................................   16
The Certificates...........................................................   16
The Notes..................................................................   17
Certain Information Regarding the Securities...............................   21
Description of the Purchase Agreements and the Trust Documents.............   24
Certain Legal Aspects of the Contracts.....................................   34
Certain Federal Income Tax Consequences....................................   38
ERISA Considerations.......................................................   39
Plan of Distribution.......................................................   39
Legal Matters..............................................................   40

                                ---------------

 UNTIL    , 1995 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT) ALL
DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOT-MENTS OR SUBSCRIPTIONS.

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                                    $

                         GREEN TREE ASSET RECEIVABLES

                              TRUST 1995-

                          % ASSET-BACKED CERTIFICATES

                       GREEN TREE FINANCIAL CORPORATION
                             (SELLER AND SERVICER)

                                ---------------

                             PROSPECTUS SUPPLEMENT

                                ---------------

                                      , 1995

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